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                                                                    EXHIBIT 10.3


CAPSTONE CAPITAL CORPORATION ANNOUNCES NEW INVESTMENTS AND COMMITMENTS TO INVEST

        BIRMINGHAM, Ala., Jan. 8 /PRNewswire/ -- Capstone Capital Corporation (NYSE: CCT) today announced a total of $22.6 million in new investments and commitments to invest. The new investments include $14.7 million in mortgage and equity investments in six existing healthcare facilities. The commitments to invest include $7.9 million in mortgage and equity investments for four healthcare facilities currently under development. These transactions closed prior to December 31, 1996.

        The $14.7 million in new investments includes $10.3 million in mortgage financing for one assisted living facility located in California and three skilled nursing facilities located in California and Tennessee. These facilities are operated by privately held healthcare companies. Additionally, the new investments includes $4.4 million for the acquisition of an ambulatory surgery facility located in Missouri and a physician clinic located in Florida. These facilities are leased to two publicly traded healthcare companies pursuant to long-term leases. The $7.9 million in commitments to invest include $2.7 million in mortgage financing for three assisted living facilities and a $5.2 million equity investment in an assisted living facility to be located in Georgia. Two of these facilities will be operated by a publicly traded healthcare company and two of the facilities by a privately held healthcare company.

        John W. McRoberts, President and Chief Executive Officer of Capstone, commented, "These transactions bring total new investments and commitments to invest made during 1996 to $218.6 million. We are proud of our accomplishments during the year which include record portfolio additions, a $50 million increase in our bank credit facility and the recently completed equity offering with proceeds of approximately $56 million. We look forward to 1997 being yet another year of significant accomplishments."

        Capstone Capital Corporation is a real estate investment trust (REIT) which currently owns, leases and provides mortgage financing for 64 healthcare related properties located in 13 states that are diversified as to operator, facility type and healthcare segment.